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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): December 29, 2000


                       HISPANIC TELEVISION NETWORK, INC.
              (Exact Name of Registrant as Specified in Charter)


          Delaware                   000-23105                  75-2504551
(State or Other Jurisdiction        (Commission                (IRS Employer
      of Incorporation)             File Number)             Identification No.)

    6125 Airport Freeway, Suite 200                                    76171
           Fort Worth, Texas                                         (Zip Code)
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (817) 222-1234
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Item 5. Other Events.

Liquidity and Capital Resources

Hispanic Television Network, Inc. (Nasdaq symbol: HTVN) (the "Registrant") is experiencing liquidity needs resulting from an inability to obtain funds from the public markets due to the significant downturn in the capital markets, a lack of ability to enter into a strategic partnership due to a drop in merger and acquisition activity resulting from the capital markets downturn and an inability to complete a structured financing on acceptable terms to the company.

The company is currently working with certain investors to help meet immediate short-term liquidity needs estimated to be between $1.5 million and $2.5 million. As of December 28, 2000, the Company had cash on hand of $134,000 and as of November 30, 2000, a net working capital deficit of $7.6 million. The Company has a loan agreement with "certain lenders" dated July 25, 2000 that comes due January 31, 2001 but can be extended beyond March 15, 2001 by increasing the number of warrants which are attached to the total indebtedness. The total outstanding indebtedness as of December 28, 2000 is approximately $7.6 million. If adequate funds are not available on acceptable terms, our business, results of operations and financial condition could be materially adversely affected.

The Company is also making significant changes to its growth strategy and is focusing on growing the distribution of our network signal through affiliations rather than through acquisitions. Affiliations are much less capital intensive and typically require significantly less working capital to begin operations. This change in growth strategy was recently demonstrated by the signing of a Los Angeles full power television station affiliation to begin airing HTVN programming January 1, 2001. Furthermore, HTVN took steps towards strengthening its financial position by eliminating 31 non-revenue-generating positions on December 14, 2000.

In addition to addressing our short-term liquidity needs, the Company is also focused on raising additional capital through several sources including encouraging existing warrant holders to exercise. In January 2000, the Company completed a private-placement that included HTVN common stock and warrants to purchase common stock. The Company has asked investors who participated in the private placement to exercise their warrants by December 31, 2000 under an HTVN board approved and authorized recasting of the exercise price of warrants. HTVN has told its warrant holders that each investor who exercises warrants and submits funds by December, 31, 2000, will receive three shares of HTVN stock for every $2 warrant exercised. Each investor also will be issued an additional warrant to purchase one share of HTVN common stock at an exercise price of $2 a share by June 30, 2001.

The Company anticipates it can raise between $4.0 million and $8.0 million from the warrant holders and estimates it requires additional capital of $6.0 million to $10.0 million to implement its new growth strategy and provide for adequate working capital needs. If adequate funds are not raised from our warrant holders and other funds are not
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available on acceptable terms, our ability to implement our growth strategy could be materially adversely affected.

This document includes "forward-looking statements" including, in particular, the statements about HTVN's plans, strategies and prospects, future financial condition and results of operations. We have based these statements on our expectations about future events. The words "may", "intend", "will", "expect", "anticipate", "objective", "estimate" or negatives of those terms or other variations of them or by comparable terminology are intended to identify forward-looking statements. Although management believes that the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, no assurance can be given that such plans, intentions and expectations will be achieved, and we caution you that our actual results may differ materially from those anticipated or projected in our forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HTVN to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things (1) general economic and business conditions; (2) effect of future competition; (3) failure to raise needed capital; and (4) the lack of market acceptance of HTVN's new growth strategy.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           HISPANIC TELEVISION NETWORK, INC.


Date: December 29, 2000                    By: /s/ Marco Camacho
                                              ----------------------------------
                                              Chief Executive Officer